BANCPLUS CORPORATION
First Amendment to Employment Agreement
This First Amendment to Employment Agreement (the “First Amendment”) is entered into as of  August 1, 2022 by and between BancPlus Corporation, a Mississippi corporation (including its subsidiaries, the “Company”) and William A. Ray (the “Executive”), and
W I T N E S S E T H
WHEREAS, Company and Executive entered into that certain Employment Agreement dated as of January 1, 2018 (the “Agreement”); and
WHEREAS, Company and Executive desire to amend the Agreement;
NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Executive and Company agree as follows:
1. Section 1 of the Agreement shall be amended to read in its entirety as follows:
1. Effective Date; Employment Period: The terms of this Agreement are effective as of August 1, 2022 (the “Effective Date”). Subject to the provisions for earlier termination as set forth herein, the term of Executive’s employment hereunder shall commence as of the Effective Date and shall continue through December 31, 2023 (the “Employment Period”). Notwithstanding the foregoing, in the event a Change of Control occurs during the Employment Period, the expiration date and the term then in effect shall be automatically extended until the 24-month anniversary of the Effective Date of such Change in Control.
2. Section 2(d)(ii) of the Agreement shall be amended to read in its entirety as follows:
    (ii) Severance Benefits for a Qualifying Termination Not in Connection with a Change in Control. In the event of a Qualifying Termination not in connection with a Change in Control pursuant to Section 7(i)(1) or Section 7(i)(2), the Executive shall be eligible for the following payments and benefits:
(a)    the Company shall pay to the Executive an amount equal to (i) three times the Executive’s Annual Base Salary in effect immediately prior to the Date of Termination plus (ii) two times the Average Bonus, payable in a single lump-sum payment on the Date of Termination, subject to the provisions of Sections 2(f) and 5(b)(vi); and
(b)    if the Executive, including his dependents, if any, was participating in the Company’s group health plan immediately prior to the Date of Termination and the Executive elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 18 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount such that the Executive, including his dependents, if any, is able to receive the same coverage at the same cost to the Executive as would have been received if the Executive had remained employed by the Company; provided, however that (x) the Company shall not gross-up the Executive for any taxable actual or imputed income resulting from such reimbursement and (y) eligibility for such reimbursement shall terminate once the Executive is eligible for similar benefits under another employer’s health benefit program; and
(c)    a pro rata annual bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance, which pro rata bonus, if any, shall be paid to the Executive at such time as bonuses are paid to other similarly situated Executives of the Company based on the number of days elapsed during such fiscal year through the Date of Termination. In no event, however, shall such bonus be paid to the Executive later than 90 days following the close of the taxable year in which the Date of Termination occurs, subject to Section 5(b)(vi).
    In the event of a Qualifying Termination not in connection with a Change in Control pursuant to Section 7(i)(3), the Company shall pay to Executive an amount equal to two times Executive’s annual base salary in effect immediately prior to the date of the termination plus any bonus for year 2023 normally paid in year 2024, payable in a single lump sum payment on the date of termination, subject to the provisions of Section 2(f) and Section 5(b)(vi). In addition, Executive shall be entitled to the title of the vehicle currently driven.

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3. Subsection 7(i) “Qualifying Termination” of Section 7, Definitions of the Agreement shall be amended to read in its entirety as follows:
(i) Qualifying Termination shall mean, during the Employment Period, (1) an involuntary termination of the Executive’s employment for any reason other than death, Disability or Cause, (2) a voluntary termination of employment by the Executive for Good Reason, or (3) failure to renew or extend the Agreement for calendar year 2024.
4. Ratification. The terms and provisions set forth in this First Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement, but except as expressly modified and superseded by this First Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect, Executive and Company agreeing that the Agreement, as amended hereby, are and shall continue to be validly existing and enforceable in accordance with its respective terms.
IN WITNESS WHEREOF, the parties hereto have dully executed this First Amendment in multiple counterparts, effective as of the date first above written.

BANCPLUS CORPORATION By:_____________________________ Name:__________________________ Title:___________________________	EXECUTIVE William A. Ray

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